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                                                                    EXHIBIT 12.1

                          NEWFIELD EXPLORATION COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                                 Three Months
                                  Year Ended December 31,       Ended March 31,
                       ---------------------------------------  ----------------
                         1993    1994    1995    1996    1997    1997     1998
                       -------  ------  ------  ------  ------  ------   -------

Net pre-tax income      21,781  22,548   25,006 59,286  62,421  18,255   10,368

Fixed charges:
 Interest expense,
  including debt issue
  amortization              54     363     208     420   3,268     325    1,653

 Capitalized interest      119     217     674   1,508   3,481     639    1,016

 Interest portion of
  rent expenses             92     155     163     179     197      47       50
                       -------  ------  ------  ------  ------  ------   -------
TOTAL FIXED CHARGES        265     735   1,045   2,107   6,946   1,010    2,720
                       =======  ======  ======  ======  ======  ======   =======
EARNINGS BEFORE
 FIXED CHARGES          21,835  22,911  25,214  59,706  65,689  18,580   12,021

RATIO OF EARNINGS TO
 FIXED CHARGES           82.29x  31.19x  24.12x  28.34x   9.46x  18.39x    4.42x